Exhibit 99.1
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Press Release                      Source: DIMON Incorporated

DIMON Announces Change of Fiscal Year-End
Reiterates Previously Articulated Guidance for Fiscal Year 2003
Provides Earnings Guidance for Shortened Fiscal Year 2004
Tuesday June 24, 4:01 pm ET

DANVILLE, Va., June 24 /PRNewswire-FirstCall/ -- DIMON Incorporated (NYSE: DMN -
News) today announced that it has determined to change its fiscal year- end to March 31, effective with the 2004 fiscal year beginning July 1, 2003. The primary purpose of the change is to better match the financial reporting cycle with natural global crop cycles for leaf tobacco. DIMON's predecessor companies selected the existing June 30 fiscal year-end many years ago when operations were substantially domestic because it matched the United States crop cycle. However, given the importance of DIMON's international operations today, particularly those in South America for which financial results now straddle fiscal years, a March 31 year-end is a more appropriate fiscal end.

DIMON also reiterated its previously announced guidance for fiscal year 2003 and announced anticipated earnings for the shortened fiscal year ending March 31, 2004.

Brian J. Harker, Chairman and Chief Executive Officer, stated, "Overall trading conditions continue to be favorable, and our 2004 earnings estimate is influenced by three key factors. First, elimination of the traditionally substantial earnings contribution made by our South American operations during the June 30 fiscal quarter (which will now be reflected in the following fiscal year) will cause our earnings for the shortened fiscal year 2004 to be considerably smaller than those for a typical fiscal year. Second, fiscal year 2004 will reflect the full negative effect of the much smaller Zimbabwe crop, while the offsetting benefits from increased South American crops will not be recognized until the following fiscal year. Third, selling, general and administrative expenses are expected to increase due to the translation effect of the substantially weaker U.S. dollar on euro and sterling denominated expenses, to the supplemental cost of internal control attestation requirements imposed by the Sarbanes-Oxley Act, to increased insurance and pension costs, and to the implementation of new accounting guidance to expense incentive stock options. Considering these factors, together with ongoing stable trading conditions, we expect underlying earnings per basic share for the shortened fiscal year 2004 to be between $0.14 and $0.16, excluding any effects from market valuation adjustments for derivatives."

The Company's earnings guidance for the shortened fiscal year ending March 31, 2004 is based on underlying earnings, which is not a financial measure that complies with U.S. generally accepted accounting principles (GAAP) in that it excludes the effect of market valuation adjustments for interest rate swaps. The excluded market valuation adjustments result from interest rate swaps that must be marked-to-market each quarter, even though they are being held to maturity. In discussing the Company's forecast and actual results, DIMON management consistently excludes these market valuation adjustments because they do not reflect the Company's operating activities, are non-cash in nature, and will reverse in their entirety during the remaining term of the associated interest rate swaps. The timing and magnitude of fluctuations in the market valuation adjustments for these derivative financial instruments are driven primarily by often-volatile market expectations for changes in interest rates, and are inherently unpredictable. Because these adjustments are a component of net income prepared in accordance with GAAP, management is unable to provide forward-looking earnings guidance on that basis.

DIMON expects to file its regularly scheduled Quarterly Reports on Form 10-Q during the shortened fiscal year 2004, and to file a transitional Annual Report on Form 10-K for the shortened fiscal year 2004 covering the nine month period beginning July 1, 2003 and ending March 31, 2004.

This press release contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from the Company's expectations and projections. Risks and uncertainties include changes in the timing of anticipated shipments, changes in anticipated geographic product sourcing, political instability in sourcing locations, currency and interest rate fluctuations, shifts in the global supply and demand position for the Company's tobacco products, and the impact of regulation and litigation on the Company's customers. A further list and description of these risks, uncertainties and other factors can be found in the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2002 and other filings with the Securities and Exchange Commission.

DIMON Incorporated is the world's second largest dealer of leaf tobacco with operations in more than 30 countries. For more information on DIMON, visit the Company's website at www.dimon.com.

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Source: DIMON Incorporated